Exhibit 11

                         ALPHARMA INC.
        Computation of Earnings (Loss) per Common Share
                   Primary and Fully Diluted
       (Dollars in thousands, except for per share data)

                                         Twelve Months Ended
                                                    December 31,
                                                 1996          1995       1994
Computation for Statement of Operations

Primary earnings (loss) per share:
  Income (loss) before extraordinary item   $   (11,461)   $    18,817  $   (1,703)

  Extraordinary item, net of tax                                              (683)

  Net income (loss)                         $   (11,461)   $    18,817  $   (2,386)

  Average common shares outstanding          21,715,000     21,631,000   21,568,000

    Dilutive effect of outstanding options
    determined by treasury stock method                        122,753
                                             21,715,000     21,753,753   21,568,000

  Earnings per common share - Primary

  Income (loss) before extraordinary item   $      (.53)   $      0.86  $     (0.08)

   Extraordinary item, net of tax           $              $            $     (0.03)

  Net income (loss)                         $      (.53)   $      0.86  $     (0.11)

Fully diluted earnings (loss) per share:

  Income (loss) before extraordinary item   $   (11,461)   $    18,817  $     (1,703)

  Extraordinary item, net of tax                                                (683)

  Net income (loss)                         $   (11,461)   $    18,817  $     (2,386)

   Average common shares outstanding         21,715,000     21,631,000   21,568,000
  additions:
    Assumed conversion of warrants
      as of beginning of period                                576,000
    Dilutive effect of outstanding options
      determined by treasury stock method                      200,369
                                             21,715,000     22,407,369   21,568,000

Earnings (loss) per common share - Fully Diluted

    Income (loss) before extraordinary item  $      (.53)   $    0.84    $    (0.08)

     Extraordinary item, net of tax          $              $            $    (0.03)
    Net income (loss)                        $      (.53)   $      0.84  $    (0.11)

